Exhibit 10(d)

AMENDMENT NO. 1

TO THE

DELAWARE INVESTMENTS U.S., INC.

STOCK OPTION PLAN

Effective December 30, 2004

This Amendment, made pursuant to Section 8(e) of the Delaware Investments U.S., Inc. Stock Option Plan, Effective January 1, 2001 (the “Plan”), and approved by the Compensation Committee of the Board of Directors of Lincoln National Corporation by unanimous written consent on April 12, 2005, amends the Plan effective as of the 30th day of December, 2004.

The Plan is amended as follows:

1.	Section 4(d) of the Plan is amended in its entirety to read as follows:

“(d) Call Feature. Upon a Stock holder’s termination of employment with the Corporation and all its affiliates, the Corporation or, if directed by the Committee, DIUS will call all shares of Stock held by the Stock holder as of his termination of employment. In addition, the Committee may, in its sole discretion, require the Corporation or DIUS to call shares of Stock. Subject to the following sentence, called Shares will be reacquired by the Corporation or DIUS as soon as practicable after the call for an amount per share equal to (1) the Fair Market Value of a share as of the Valuation Date preceding the date of the call if the call occurs before the expiration of the period after the Valuation Date during which the shares may be put to the Corporation or DIUS (in accordance with Section 4(e) below), or (2) the Fair Market Value of a share as of the Valuation Date following the date of the call if the call occurs after the expiration of the period after the preceding Valuation Date during which the shares may be put to the Corporation or DIUS (in accordance with Section 4(e) below). However, in the case of a share acquired as the result of the exercise of an Option occurring prior to April 12, 2005, the Corporation or DIUS will pay to such shareowner the Fair Market Value of such share determined under (1) or (2) above, less $13.31. Notwithstanding the foregoing, (1) shares that have been held for six months or less as of the date of a call will not be called as of that date, but will be called on the date as of which the Stock holder has held the shares for six months and one day for an amount equal to the amount determined in accordance with the preceding sentence, and (2) the Corporation or DIUS may, in the sole discretion of the Committee, delay calling shares held by a Stock holder for less than one year until the day after the first anniversary of the date on which the Stock holder acquired such shares, in which case the shares will be reacquired by the Corporation or DIUS for an amount determined in accordance with the preceding sentence. Shares called other than upon termination of employment will be called from each holder of Stock in proportion to the holder’s total Stock holdings. In the event that a change of control of the Corporation or DIUS occurs within one year after shares are called from Stock holder, other than shares that are called as a result of the Stock holder’s termination of employment, the Stock holder will receive a payment equal to the excess of the Change of Control Price over the amount paid for a share pursuant to the call, multiplied by the number of shares called from the Stock holder.”

2.	Section 4(e) of the Plan is amended in its entirety to read as follows:

“(e) Put Option. An individual who has acquired shares upon the exercise of an Option and has held those shares for more than six months may put the shares back to the Corporation. Shares may be put to the Corporation only during the sixty-day period beginning on the date on which valuation results are communicated to Stock holders, and the Corporation will pay to the shareholder the Fair Market Value determined as of the immediately preceding Valuation Date. Notwithstanding the foregoing, in the case of a share acquired as the result of the exercise of an Option occurring prior to April 12, 2005, the Corporation or DIUS will pay to such shareowner the Fair Market Value of such share determined as described above, less $13.31. At the Corporation’s sole discretion, the amount the Corporation is required to pay pursuant to the preceding sentence may be paid in (i) cash, (ii) a promissory note (in substantially the form of the note attached hereto as Appendix B) that requires payment over a period not to exceed five years with interest each year at a rate equal to the rate paid on Treasury notes of similar term and similar subordination plus the increment over that rate paid on borrowings of similar term and similar subordination by Lincoln with such note to be guaranteed by Lincoln (with a guaranty in substantially the form of the agreement attached hereto as Appendix C), (iii) freely tradable shares of common stock of Lincoln having a market value on the date of transfer to the employee equal to the amount payable to the employee, or (iv) any combination of (i) and (ii) or (i) and (iii).”

3.	Appendix A of the Plan is amended in its entirety to read as follows:

“APPENDIX A

Market Transaction Approach to Valuation

General

The Market Transaction Approach is a “top down” approach to business valuation that involves valuing a company based on the market valuation of entire companies that have been sold or the prices at which significant interests in companies have been transacted. Although each business entity may be regarded as a unique income producing enterprise, the fair market value of DIUS can be estimated by multiplying valuation benchmark figures by the median multiples derived using actual transaction prices paid for similar investment management companies.

Application

To estimate the respective fair market value of DIUS, an independent valuation firm will consider three commonly applied valuation benchmarks in the asset management industry: price to assets under management (“AUM”); price to revenues; and, price to earnings before interest, taxes, depreciation, and amortization (“EBITDA”). The sub-advised assets will be valued separately from the advised assets, and the independent valuation firm may, in its judgment, apply different median multiples to the sub-advised assets than those used for the advised assets.

For purposes of the Plan, the independent valuation firm will consistently apply the following weightings to the valuation benchmark figures, multiplied by the appropriate multiple, to arrive at estimates of fair market value for DIUS:

Benchmark	Weighting
Price to AUM	40.0%
Price to Revenue	20.0%
Price to EBITDA	40.0%

Advantages

•	Over time, semiannual updates of the Market Transaction Database will reflect changes in the valuation multiples paid for investment management companies

•	Most weight given to valuation benchmarks displaying least variability, mitigating the potential for unreasonable estimates of value

•	Consideration given to all commonly used valuation benchmarks used to price asset management businesses

•	Use of more than one benchmark multiple reduces volatility from market trends and dilutes impact of pricing anomalies (e.g. recent premia paid by foreign buyers)

•	No required adjustments for discounts/premia as all information impounded into market data

•	Adds a degree of certainty and stability to valuation updates

Fair Market Value Determinations in the Event of Certain Business Transactions

A.	In the event of a sale transaction in which any material source of revenues within the business of DIUS is not included in the sale, an appropriate adjustment should be made by the appraiser using a methodology consistent with those used in prior valuations.

B.	In the event of a “Change of Control” of Lincoln, the Fair Market Value of DIUS shall be calculated in a manner that will take into account an allocable portion of any control premium associated with the Change of Control of Lincoln. The control premium percentage to be used for this purpose will be calculated by comparing the average of the closing price of LNC stock for the 90-day period preceding the announcement of such Change of Control with the actual Change of Control purchase price. The announcement date to be used will be the date of the initial announcement which precipitates the change of control. The Change of Control premium percentage so computed will be applied to the Fair Market Value of DIUS for the valuation applicable to the Lincoln Change of Control date.

Committee/Appraiser Coordination

In the event of any corporate transaction or any other event which the appraiser reasonably believes should, in order to provide consistency and fairness, result in an adjustment to the Fair Market Value or in an adjustment to the exercise price, grant price, number of options or shares or other feature of the plan, the appraiser shall consult with and coordinate with the Committee (see Section 8(c) of the Plan) to determine what adjustments are appropriate and that those adjustments are correctly and consistently applied.”

Exhibit B

to the Unanimous Consent

of the Compensation Committee

of the Lincoln National Corporation Board of Directors

Nonqualified Stock Option Agreement

Under the Delaware Investments U.S., Inc. Stock Option Plan

This Nonqualified Stock Option Agreement (the “Agreement”) evidences the terms of the grant by Delaware Investments U.S., Inc. (“DIUS”) of a Nonqualified Stock Option (the “Option”) to                                                               (“Grantee”) on April 12, 2005 (the “Date of Grant”), and Grantee’s acceptance of the Option under the Delaware Investments U.S., Inc. Stock Option Plan (the “Plan”) and this Agreement. DIUS and Grantee agree as follows:

1. Shares Optioned and Option Price

Grantee shall have an Option to purchase                      shares of common stock of DIUS (the “Shares”). The exercise price for each share shall be the Fair Market Value of a share of Stock as determined as of the most recent Valuation Date (December 31, 2004).

2. Vesting Dates

The Option shall be forfeited upon Grantee’s termination of employment except as provided below. During Grantee’s employment, the Option shall vest as follows:

             Shares on April 12, 2006;

             Shares on April 12, 2007;

             Shares on April 12, 2008;

             Shares on April 12, 2009.

In addition, unvested Options shall be deemed vested as of:

(a)	the date of Grantee’s death;

(b)	the date of Grantee’s termination of employment as a result of Retirement or Total Disability (as defined below);

(c)	the date of Grantee’s involuntary termination of employment with Delaware Management Holdings, Inc. (“Delaware”) and all subsidiaries, other than for Cause (as defined below), provided, however, that (i) the sale or disposition of the business that includes Grantee’s employment will not in and of itself be considered to give rise to the Grantee’s termination of employment, but a termination of employment will occur when Grantee ceases to have any employment relationship with Delaware and all subsidiaries and with the purchaser of the business that includes Grantee’s employment and (ii) vesting under this Paragraph 2(c) is contingent upon Grantee’s executing an Agreement, Waiver and General Release, in form and substance satisfactory to Delaware, in connection with such termination of employment, in which case the Options shall vest on the later of the date of such involuntary termination of employment and the date such agreement shall have become effective; or

(d)	the date of a Change of Control of Lincoln National Corporation (“LNC”) as defined in the Plan.

“Retirement” means Grantee’s termination of employment after the attainment of age 65 (or some earlier age that reflects retirement as defined by Grantee’s employer).

“Total Disability” means a disability which results in Grantee being unable to engage in any occupation or employment for wage or profit for which Grantee is, or becomes, reasonably qualified by training, education or experience. In addition, the disability must have lasted six months, be expected to continue for an additional six months or longer, or to result in death. The Secretary of Delaware (“Secretary”) determines whether Grantee’s employment terminated on account of Total Disability.

“Cause” means (as determined by Delaware in its sole discretion): (1) a conviction of a felony, or other fraudulent or willful misconduct by Grantee that is materially and demonstrably injurious to the business or reputation of Delaware or DIUS, or (2) the willful and continued failure of Grantee to substantially perform Grantee’s duties with Delaware or DIUS or a subsidiary (other than such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Grantee by Grantee’s manager which specifically identifies the manner in which the manager believes that Grantee has not substantially performed Grantee’s duties.

3. Exercise Period

Grantee may exercise all or part of the Option for vested Shares on any Delaware business day at Delaware’s executive offices until the first to occur of:

(a)	the tenth anniversary of the Date of Grant;

(b)	the first anniversary of the date of Grantee’s termination of employment with Delaware and all subsidiaries and affiliates on account of death or Total Disability;

(c)	the fifth anniversary of Grantee’s Retirement;

(d)	the date three months after Grantee’s involuntary termination of employment with Delaware and all subsidiaries and affiliates (other than a termination on account of fraud or other fidelity crimes), including the sale or disposition of the business that includes Grantee’s employment; or

(e)	the date that Grantee’s employment with Delaware and all subsidiaries and affiliates terminates for any reason other than those described in (b), (c), or (d) of this paragraph.

Delaware shall determine what constitutes “termination of employment.”

4. Exercise

During the Exercise Period, all or part of the Option which has not been exercised may be exercised by delivering or mailing to the Secretary written notice of the exercise in the form specified by the Secretary, along with full payment of the exercise price and the certification described in paragraph 7 below. The payment may be in any combination of cash (including by wire or other electronic fund transfer), personal check or Shares, provided, however, that (a) payment may be made in Shares only if (i) the Option is exercised and the Shares are surrendered during a period in which Grantee would be entitled to put the shares to Delaware or DIAL Holding in accordance with paragraph 6(c) below, and (ii) the Shares have been owned for more than six months, and (b) the value of the Shares surrendered will be the Fair Market Value (as defined in the Plan) of the Shares as of the immediately preceding Valuation Date (as defined in the Plan). The exercise will be effective on the date described in the notice.

5. Transfer of Shares Upon Exercise

As soon as practicable after the exercise date, the Secretary shall cause the appropriate number of Shares to be issued to Grantee. The Secretary shall not issue Shares until any required tax withholding payments are made by Grantee. Delaware may permit Grantee to surrender Shares to satisfy tax withholding obligations of Grantee.

6. Transferability

Shares issued pursuant to an Option are subject to the following conditions:

(a)	No rights under this Agreement may be transferred except by will or the laws of descent and distribution. The rights under this Agreement may be exercised during the lifetime of Grantee only by Grantee. After Grantee’s death, the Option may be exercised by the person or persons to whom the Option was transferred by will or the laws of descent or distribution.

(b)	Upon Grantee’s termination of employment with Delaware and its subsidiaries and affiliates, Delaware or, if so directed by the Committee, DIUS will, subject to the provisions of the Plan, call all Shares held by Grantee as of his termination of employment. In addition, the Committee may, in its sole discretion and in accordance with the terms of the Plan, require Delaware or DIUS to call Shares. Called Shares will be reacquired by Delaware or DIUS as soon as practicable after the call for an amount per share equal to (1) the Fair Market Value of a Share as of the Valuation Date preceding the date of the call if the call occurs before the expiration of the period after the Valuation Date during which the Shares may be put to Delaware (as described in Paragraph 6(c) below) or (2) the Fair Market Value of a share as of the Valuation Date following the date of the call if the call occurs after the expiration of the period after the preceding Valuation Date during which the Shares may be put to Delaware (as described in Paragraph 6(c) below). Notwithstanding the foregoing, if so directed by LNC, (1)

Delaware or DIUS may delay calling shares that have been held for six months or less until the date as of which Grantee has held the Shares for six months and one day for an amount equal to the amount determined in accordance with the preceding sentence, and (2) Delaware may delay calling Shares held by Grantee for less than one year until the day after the first anniversary of the date on which Grantee acquired such Shares, in which case the Shares will be reacquired by Delaware or DIUS for an amount determined in accordance with the preceding sentence. Shares called other than upon termination of employment will be called from each holder of Shares in proportion to the holder’s total Share holdings. In the event that a change of control of Delaware or DIUS occurs within one year after Shares are called from Grantee, other than Shares that are called as a result of Grantee’s termination of employment, Grantee will receive a payment equal to the excess of the Change of Control Price (as defined in the Plan) over the amount paid for a Share pursuant to the call, multiplied by the number of Shares called from Grantee. In the event that a change of control of DIUS occurs in connection with a change of control of Delaware in which the Change of Control Price is set in a manner that does not indicate a specific Change of Control Price for DIUS, the Change of Control Price for DIUS will be equal to (i) the aggregate Change of Control Price for Delaware, (ii) multiplied by a fraction, the numerator of which equals the aggregate Fair Market Value of all shares of stock of DIUS, and the denominator of which equals the aggregate Fair Market Value of all shares of all classes of stock of DIUS plus the aggregate Fair Market Value of all shares of stock of DIAL Holding Company, Inc., and (iii) divided by the number of outstanding shares of DIUS.

(c)	If Grantee has acquired Shares upon the exercise of an Option and has held those Shares for more than six months may, Grantee may put the shares back to Delaware (although the Committee may direct that DIUS repurchase the put Shares). Shares may be put only during the sixty-day period beginning on a date on which valuation results are first communicated to Grantee, and Grantee will be paid the Fair Market Value determined as of the immediately preceding Valuation Date. At Delaware’s sole discretion, the amount Delaware is required to pay pursuant to the preceding sentence may be paid in (i) cash, (ii) a promissory note requiring payment over a period not to exceed five years with interest each year at a rate equal to the rate paid on Treasury notes of similar term plus the increment over that rate paid on borrowings of similar term and similar subordination by LNC with such note to be guaranteed by LNC, (iii) readily tradable shares of common stock of LNC having a market value on the date of transfer to Grantee equal to the amount payable to Grantee, or (iv) any combination of (i) and (ii) or (i) and (iii).

7. Consequences of Competitive Activity or Violation of Confidences

The grant and exercise of this Option are subject to the following requirements:

(a)	Grantee may not render services for any organization or engage directly or indirectly in any business that, in the sole judgment of the Chief Executive Officer of Delaware or other senior officer designated by the Compensation Committee of the LNC Board of Directors, is or becomes competitive with Delaware or LNC. If Grantee has terminated employment, Grantee shall be free, however, to purchase, as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a recognized securities exchange or traded over-the-counter and such investment does not represent a greater than five percent equity interest in the organization or business.

(b)	Grantee shall not, without prior written authorization from Delaware or LNC, disclose to anyone outside of Delaware or LNC, or use in other than Delaware’s or LNC’s business, any confidential information or material relating to the business of Delaware or LNC that is acquired by Grantee either during or after employment with Delaware or LNC.

(c)	Grantee shall disclose promptly and assign to Delaware or LNC all right, title, and interest in any invention or idea, patentable or not, made or conceived by Grantee during employment by Delaware or LNC, relating in any manner to the actual or anticipated business, research or development work of Delaware or LNC and shall do anything reasonably necessary to enable Delaware or LNC to secure a patent where appropriate in the United States and in foreign countries.

(d)	Upon exercise of the Option, Grantee shall certify compliance with the terms and conditions in this paragraph 7. Failure to comply with this paragraph at any time prior to, or during the six months after any exercise of this Option, shall cause such Option and any related exercise to be rescinded. Delaware or LNC must notify Grantee in writing of any such rescission. Delaware or LNC, in its discretion, may waive compliance in whole or part in any individual case. Within ten days after receiving a rescission notice from Delaware or LNC, Grantee must pay Delaware or LNC the amount of any gain realized or payment received (net of any withholding or other taxes paid by Grantee) as a result of the rescinded exercise. Such payment must be made either in cash or by returning the Shares Grantee received in connection with the rescinded exercise. If Grantee’s employment is terminated by Delaware and its subsidiaries and affiliates other than for fraud or other fidelity crimes, however, a failure of Grantee to comply with the provisions of 7(a) above after such termination shall not in itself cause rescission to the extent the Option was exercised before the termination.

IN WITNESS WHEREOF, the                      of Delaware Investments U.S., Inc. has signed this Agreement as of the day and year first above written.

DELAWARE INVESTMENTS U.S., INC.

By: